Exhibit 99.1

Innodata Isogen Reports Continued Revenue Growth in Q3 2008

NEW YORK--(BUSINESS WIRE)--November 6, 2008--INNODATA ISOGEN, INC. (NASDAQ: INOD), today announced revenues of $18,333,000 for the three months ended September 30, 2008, up from revenues of $17,870,000 in the second quarter of 2008 and from revenues of $18,138,000 in the third quarter of 2007.

The company reported net income of $1,108,000, or $0.05 per diluted share, for the third quarter of 2008, up from net income of $36,000, or less than $0.01 per diluted share, for the second quarter of 2008, but down from net income of $2,115,000, or $0.08 per diluted share, for the third quarter of 2007.

For the first nine months of 2008, revenues were $54,603,000, up 16% from revenues of $47,214,000 for the first nine months of 2007. The company reported net income of $1,977,000, or $0.08 per diluted share, for the first nine months of 2008, in comparison to net income of $2,334,000, or $0.09 per diluted share, for the first nine months of 2007.

At September 30, 2008, the balance sheet remained strong, with cash approximating $14.1 million, or $0.55 per share.

“We think that fourth quarter revenue could reach $20 million or more, resulting in record revenues of approximately $74 million for the year,” said Jack Abuhoff, chairman and CEO of Innodata Isogen.

“As we prepare for 2009, we are very focused on the fundamentals – increasing revenue and profits, and emphasizing free cash flow,” Abuhoff continued. “We see an opportunity to grow revenue, while at the same time obtaining the bottom-line benefits of an increased focus on cost management.

“We are perceived as a best-in-class provider in our category and we intend to continue to focus on improving our capabilities and service offerings in these areas to further align us with emerging market demands.”

Timing of Conference Call with Q&A

Innodata Isogen will conduct an earnings conference call, including a question & answer period, at 11:00 AM ET today. You can participate in this call by dialing the following call-in numbers:

1-866-550-6338 (Domestic)
1-347-284-6930 (International)

1-888-203-1112 (Domestic Replay)
1-719-457-0820 (International Replay)

Pass code on replay only: 9249121

Investors are also invited to access a live Webcast of the conference call at the Investor Relations section of www.innodata-isogen.com. Please note that the Webcast feature will be in listen-only mode. Call-in or Webcast replay will be available for 30 days following the conference call.

About Innodata Isogen

Innodata Isogen, Inc. (NASDAQ: INOD) is a leading provider of knowledge process outsourcing (KPO) services, as well as publishing and related information technology (IT) services.

We work as a product development partner to our clients, helping them meet their content creation and publishing challenges. We provide outsourcing services that draw upon onshore and offshore resources, proven project management and highly engineered processes and tools. We also help our clients improve their internal business operations with process and systems engineering.

Our clients include leading enterprises in information-intensive industries such as media, publishing and information services, high technology, manufacturing, aerospace, defense, law, government and intelligence. Recent honors include EContent magazine’s EContent 100, KMWorld magazine’s 100 Companies That Matter, the International Association of Outsourcing Professionals (IAOP) Global Outsourcing Top 100, D&B India’s leading ITeS and BPO companies and the Black Book of Outsourcing’s list of leading outsourcing providers to the printing and publishing business.

Headquartered in Northern New Jersey, Innodata Isogen has offices and operations in the United States, the Philippines, India, Sri Lanka, Israel, China and France.

This release contains forward-looking statements that are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. The words “project,” “head start,” "believe," "expect," “should,” "anticipate," "indicate," "point to" and other similar expressions generally identify forward-looking statements, which speak only as of their dates.

These forward-looking statements are based largely on the company's current expectations, and are subject to a number of risks and uncertainties, including without limitation, the primarily at-will nature of the company's contracts with its customers and the ability of customers to reduce, delay or terminate projects, customers are not contractually required to enter into or continue projects that the company regards as recurring, depressed market conditions, changes in external market factors, the ability and willingness of the company's clients and prospective clients to execute business plans which give rise to requirements for digital content and professional services in knowledge processing, difficulty in integrating and deriving synergies from acquisitions, potential undiscovered liabilities of companies that Innodata Isogen acquires, changes in the company's business or growth strategy, the emergence of new or growing competitors, various other competitive and technological factors, and other risks and uncertainties indicated from time to time in the company's filings with the Securities and Exchange Commission.

Actual results could differ materially from the results referred to in the forward-looking statements. In light of these risks and uncertainties, there can be no assurance that the results referred to in the forward-looking statements contained in this release will occur.

INNODATA ISOGEN, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Nine Months Ended
	September 30		September 30

	2008	2007	2008	2007

Revenues	$18,333	$18,138	$54,603	$47,214

Operating costs and expenses:
Direct operating expenses	13,219	12,508	40,460	34,522
Selling and administrative expenses	3,564	3,553	11,781	10,547
Interest (income), net	(61)	(205)	(167)	(467)

Total	16,722	15,856	52,074	44,602

Income before provision for income taxes	1,611	2,282	2,529	2,612

Provision for income taxes	503	167	552	278

Net income	$1,108	$2,115	$1,977	$2,334

Income per share:
Basic	$.05	$.09	$.08	$.10
Diluted	$.05	$.08	$.08	$.09

Weighted average shares outstanding:
Basic	24,124	24,122	24,481	23,994
Diluted	24,565	25,559	25,391	25,118

INNODATA ISOGEN, INC., AND SUBSIDIARIES
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands)

	September 30,	December 31,
	2008	2007
	(Unaudited)

ASSETS:

Current assets:
Cash and cash equivalents	$14,060	$14,751
Accounts receivable, net	10,881	10,673
Prepaid expenses and other current assets	2,988	2,117
Refundable income taxes	4	453
Deferred income taxes	237	202

Total current assets	28,170	28,196

Property and equipment, net	6,968	7,160
Other assets	2,844	2,037
Deferred income taxes	455	381
Goodwill	675	675

Total assets	$39,112	$38,449

LIABILITIES AND STOCKHOLDERS' EQUITY

Current liabilities:
Accounts payable	$927	$1,973
Accrued expenses	3,008	2,227
Accrued salaries, wages and related benefits	4,992	5,244
Income and other taxes	1,889	2,053
Current portion of long term obligations	913	370

Total current liabilities	11,729	11,867

Deferred income taxes	1,171	1,224
Long term obligations	2,896	2,128

Commitments and contingencies

STOCKHOLDERS’ EQUITY	23,316	23,230

Total liabilities and stockholders’ equity	$39,112	$38,449

CONTACT:
Company:
Innodata Isogen, Inc.
Steven L. Ford, 201-371-2510
Chief Financial Officer
sford@innodata-isogen.com